Filed Pursuant to Rule 424(b)(2)
Registration No. 333-139359

1,563,000 Units Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011 $10 principal amount per unit Term Sheet No. 2 Royal Bank of Canada	Pricing Date Settlement Date Maturity Date CUSIP No.	September 23, 2009 October 2, 2009 September 30, 2011 78008A303

Capped Leveraged Index Return Notes®

   2-to-1 upside exposure to increases in the level of the S&P 500® Index, subject to a cap of 24%

   A maturity of approximately 24 months

   1-to-1 downside exposure to decreases in the level of the Index in excess of a Threshold Value with up to 90% of the principal amount at risk

   Payment of the Redemption Amount at maturity is subject to the credit risk of Royal Bank of Canada

   No periodic interest payments

   No listing on any securities exchange

   LIRNs are unsecured and are not savings accounts or deposits of a bank.  LIRNs are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The LIRNs are being offered by Royal Bank of Canada (“RBC”).  The LIRNs will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms” (together, the “Note Prospectus”). Investing in the LIRNs involves a number of risks. There are important differences between the LIRNs and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement LIRN-1. LIRNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Result in a Loss

In connection with this offering, each of Merrill Lynch, Pierce, Fenner and Smith Incorporated (“MLPF&S”) and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$15,630,000
Underwriting discount (1)	$0.20	$312,600
Proceeds, before expenses, to Royal Bank of Canada	$9.80	$15,317,400
(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $.15 per unit, respectively.

Merrill Lynch & Co.	Banc of America Investment Services, Inc.
September 23, 2009

Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011

Summary

The Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011 (the “LIRNs”) are our senior unsecured debt securities and are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral.  The LIRNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the LIRNs will be subject to the credit risk of RBC.

The LIRNs provide a leveraged return for investors, subject to a cap, if the level of the S&P 500® Index (the “Index”) increases moderately from the Starting Value of the Index, determined on the pricing date, to the Ending Value of the Index, determined during the Maturity Valuation Period. Investors must be willing to forgo interest payments on the LIRNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the LIRNs.  Investors are exposed to the full downside risk of decreases in the Index level.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-1.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” ”us,” ”our,” or similar references are to RBC.

Terms of the LIRNs		Determining the Redemption Amount for the LIRNs
Issuer:	Royal Bank of Canada
On the maturity date, you will receive a cash payment per unit of the LIRNs (the “Redemption Amount”) calculated as follows:

In this case, you will receive a
payment that is less, and possibly
significantly less, than the Original
Offering Price per unit.

Original Offering Price:	$10.00 per unit
Term:	Approximately 24 months
Market Measure:	S&P 500® Index (Bloomberg symbol: “SPX”)
Starting Value:	1,060.87
Ending Value:
The average of the closing levels of the Index on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described in product supplement LIRN-1.

Threshold Value:	954.78 (90% of the Starting Value, rounded to two decimal places)
Capped Value:	$12.40 per unit of the LIRNs, which represents a return of 24% over the Original Offering Price.
Participation Rate:	200%
Downside Leverage Factor:	100%
Maturity Valuation Period:	September 21, 2011, September 22, 2011, September 23, 2011, September 26, 2011, and September 27, 2011
Calculation Agent:	MLPF&S
U.S. Tax Treatment:
By purchasing a LIRN, you agree with RBC, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your LIRN as a pre-paid cash-settled derivative contract with respect to the Market Measure, as described in more detail in the section below "Certain U.S. Federal Income Taxation Considerations.”

Capped Leveraged Index Return Notes®

Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the LIRNs, based on the Participation Rate of 200%, the Threshold Value equal to 90% of the Starting Value, and the Capped Value of $12.40 (a 24% return). The green line reflects the hypothetical returns on the LIRNs, while the dotted gray line reflects the hypothetical returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are four examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Participation Rate of 200%, the Downside Leverage Factor of 100%, the Starting Value of 1,060.87, the Threshold Value of 954.78, and the Capped Value of $12.40 (per unit).

Example 1 — The hypothetical Ending Value is 70% of the Starting Value and is less than the Threshold Value:

Starting Value:	1,060.87
Hypothetical Ending Value:	742.61
Threshold Value:	954.78
Redemption Amount (per unit) = $8.00

Example 2 — The hypothetical Ending Value is 95% of the Starting Value (rounded to two decimal places) and is greater than the Threshold Value:

Starting Value:	1,060.87
Hypothetical Ending Value:	1,007.83
Threshold Value:	954.78

Redemption Amount (per unit) = $10.00

If the Ending Value is less than or equal to the Starting Value but is greater than or equal to the Threshold Value, the Redemption Amount (per unit) will equal the $10.00 Original Offering Price.

Example 3 — The hypothetical Ending Value is 104% of the Starting Value:

Starting Value:	1,060.87
Hypothetical Ending Value:	1,103.30
Redemption Amount (per unit) = $10.80

Example 4 — The hypothetical Ending Value is 150% of the Starting Value:

Starting Value:	1,060.87
Hypothetical Ending Value:	1,591.31

Redemption Amount (per unit) = $12.40 (The Redemption Amount cannot be greater than the Capped Value.)

Capped Leveraged Index Return Notes®

Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011

The following table illustrates, for the Starting Value of 1,060.87, the Threshold Value of 954.78, which is 90% of the Starting Value, and a range of hypothetical Ending Values of the Index:

■	the percentage change from the Starting Value to the hypothetical Ending Value;
■	the hypothetical Redemption Amount per unit of the LIRNs (rounded to two decimal places);
■	the total rate of return to holders of the LIRNs;
■	the pretax annualized rate of return to holders of the LIRNs; and
■
the pretax annualized rate of return of a hypothetical direct investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 2.38% per annum, as more fully described below.

The table below is based on the Participation Rate of 200%, the Downside Leverage Factor of 100%, and the Capped Value of $12.40 (per unit).
Hypothetical Ending Value		Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit		Total Rate of Return on the LIRNs	Pretax Annualized Rate of Return on the LIRNs (1)	Pretax Annualized Rate of Return of the Stocks Included in the Index(1)(2)
530.44		-50%	6.00		-40.00%	-24.04%	-28.79%
636.52		-40%	7.00		-30.00%	-17.11%	-21.17%
742.61		-30%	8.00		-20.00%	-10.88%	-14.41%
848.70		-20%	9.00		-10.00%	-5.21%	-8.31%
954.78	(3)	-10%	10.00		0.00%	0.00%	-2.75%
1,018.44		-4%	10.00		0.00%	0.00%	0.38%
1,039.65		-2%	10.00		0.00%	0.00%	1.39%
1,060.87	(4)	0%	10.00		0.00%	0.00%	2.39%
1,082.09		2%	10.40		4.00%	1.98%	3.37%
1,103.30		4%	10.80		8.00%	3.90%	4.34%
1,166.96		10%	12.00		20.00%	9.35%	7.16%
1,273.04		20%	12.40	(5)	24.00%	11.08%	11.62%
1,379.13		30%	12.40		24.00%	11.08%	15.82%
1,485.22		40%	12.40		24.00%	11.08%	19.79%
1,591.31		50%	12.40		24.00%	11.08%	23.55%

(1)
The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from October 2, 2009 to September 30, 2011, the term of the LIRNs.

(2)	This rate of return assumes:

(a)
a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the level of the Index from the Starting Value to the relevant hypothetical Ending Value;

(b)
a constant dividend yield of 2.38% per annum, paid quarterly from the date of initial delivery of the LIRNs, applied to the level of the Index at the end of each quarter, assuming this level increases or decreases linearly from the Starting Value to the relevant hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the Threshold Value.

(4)	This is the Starting Value.

(5)	The Redemption Amount per unit of the LIRNs cannot exceed the Capped Value of $12.40.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Capped Leveraged Index Return Notes®

Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011

Risk Factors

There are important differences between the LIRNs and a conventional debt security. An investment in the LIRNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the LIRNs in the “Risk Factors” sections included in product supplement LIRN-1 and the MTN prospectus supplement identified below under “Additional Terms.”  We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the LIRNs.

■	Your investment may result in a loss; there is no guaranteed return of principal.

■	Your yield may be less than the yield on a conventional debt security of comparable maturity.

■	Your return, if any, is limited to the return represented by the Capped Value.

■	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

■	Payments on the LIRNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the LIRNs.

■	You must rely on your own evaluation of the merits of an investment linked to the Index.

■	The costs of developing, hedging, and distributing the LIRNs are reflected in the Original Offering Price, and will not be reflected in secondary market prices

■	A trading market is not expected to develop for the LIRNs.

■	The Redemption Amount will not be affected by all developments relating to the Index.

■	Standard & Poor’s Financial Services LLC (“S&P”) may adjust the Index in a way that affects its level, and S&P has no obligation to consider your interests.

■
You will have no rights as a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions by the issuers of those securities.

■
While we, the agents, or our respective affiliates may from time to time own shares of companies included in the Index, we, the agents, or our respective affiliates do not control any company included in the Index and are not responsible for any disclosure made by any other company.

■
If you attempt to sell the LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

■	Purchases and sales by us, the agents, and our respective affiliates of stocks included in the Index may affect your return.

■	Our trading and hedging activities, and those of the agents, may create conflicts of interest with you.

■	Our hedging activities, and those of the agents, may affect your return on the LIRNs and their market value.

■	Our business activities and those of the agents relating to the companies represented by the Index may create conflicts of interest with you.

■
The calculation agent will have the authority to make determinations that could affect the value of your LIRNs.  We have the right to appoint and, under some circumstances, remove the calculation agent.

■
The U.S. federal income tax consequences of the LIRNs are uncertain, and may be adverse to a holder of the LIRNs.  See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” in product supplement LIRN-1.

Investor Considerations

You may wish to consider an investment in the LIRNs if:	The LIRNs may not be an appropriate investment for you if:

■    You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.
■    You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to an Ending Value that is less than the Threshold Value.
■    You accept that the return on the LIRNs will not exceed the return represented by the Capped Value.
■    You are willing to forgo interest payments on the LIRNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.
■    You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.
■    You are willing to accept that a trading market is not expected to develop for the LIRNs. You understand that secondary market prices for the LIRNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.
■    You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the LIRNs.

■    You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the LIRNs to provide you with your desired return.
■    You anticipate that the level of the Index will increase substantially from the Starting Value to the Ending Value such that the Capped Value of the LIRNs will limit the return that you could have achieved by investing in an uncapped product linked to the Index.
■    You seek 100% principal protection or preservation of capital.
■    You seek a return on your investment that will not be capped at 24% over the Original Offering Price.
■    You seek interest payments or other current income on your investment.
■    You want to receive dividends or other distributions paid on the stocks included in the Index.
■    You seek assurances that there will be a liquid market if and when you want to sell the LIRNs prior to maturity.
■    You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the LIRNs.

Capped Leveraged Index Return Notes®

Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011

Other Provisions

We will deliver the LIRNs against payment therefor in New York, New York on October 2, 2009, which is the seventh business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the LIRNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the LIRNs, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

Subject to certain conditions, we have agreed to sell 1,309,852 units of LIRNs to MLPF&S and 253,148 units of LIRNs to Banc of America Securities LLC (“BAS”).  MLPF&S and BAS have agreed, severally and not jointly, to purchase such LIRNs. Each of MLPF&S and BAS has severally agreed to purchase the specified units of LIRNs for the purchase price indicated on the cover of this term sheet and has advised us that it will initially offer all or part of the LIRNs directly to the public on a fixed price basis at the offering prices set forth on the cover of this term sheet. Each of MLPF&S and BAS may offer the LIRNs to dealers, including affiliates that are dealers (including First Republic and Banc of America Investment Services, Inc. (“BAI”)), at those prices less a concession not in excess of the selling discount set forth on the cover of this term sheet. After the initial public offering, the public offering price and concession may be changed.

MLPF&S, First Republic, and BAI may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the LIRNs, but are not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the LIRNs that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence. MLPF&S, First Republic, and BAI may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Capped Leveraged Index Return Notes®

Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P. S&P, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of S&P discontinuing publication of the Index are discussed in the section of product supplement LIRN-1 entitled “Description of LIRNs—Discontinuance of a Market Measure.” None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“Standard & Poor’s®”, “Standard & Poor’s 500TM”, “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use in this offering by MLPF& S and sublicensed to RBC for the purposes of this offering. The LIRNs are not sponsored, endorsed, sold, or promoted by S&P and S&P MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE LIRNS.

The Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of August 31, 2009, 410 companies or 81% of the market capitalization of the Index traded on the New York Stock Exchange; 90 companies or 19% of the market capitalization of the Index traded on The NASDAQ Stock Market; and no companies traded on the NYSE Alternext U.S. stock exchange (formerly known as the American Stock Exchange). As of August 31, 2009, the aggregate market value of the companies included in the Index represented approximately 77% of the aggregate market value of stocks included in the Standard & Poor’s Stock Guide Database of domestic common stocks traded in the U.S., excluding American depositary receipts, limited partnerships and mutual funds.

S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index, with the approximate percentage of the market capitalization of the Index included in each group as of August 31, 2009 indicated in parentheses: Consumer Discretionary (9.1%); Consumer Staples (11.5%); Energy (11.7%); Financials (15.4%); Health Care (13.5%); Industrials (10.0%); Information Technology (18.5%); Materials (3.4%); Telecommunication Services (3.2%); and Utilities (3.8%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the Index to achieve the objectives stated above.

S&P calculates the Index by reference to the prices of the constituent stocks of the Index without taking account of the value of dividends paid on those stocks. As a result, the return on the LIRNs will not reflect the return you would realize if you actually owned the Index constituent stocks and received the dividends paid on those stocks.

Computation of the Index

While S&P currently employs the following methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the Index.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

Capped Leveraged Index Return Notes®

Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The Index is calculated using a base-weighted aggregate methodology. The level of the Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the Index, it serves as a link to the original base period level of the Index. The index divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the Index, and do not require index divisor adjustments.

To prevent the level of the Index from changing due to corporate actions, corporate actions which affect the total market value of the Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the Index remains constant and does not reflect the corporate actions of individual companies in the Index. Index divisor adjustments are made after the close of trading and after the calculation of the Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units, or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually, in September, when IWFs are reviewed.

Capped Leveraged Index Return Notes®

Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011

The following graph sets forth the monthly historical performance of the Index in the period from January 2004 through August 2009. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On the pricing date, the closing level of the Index was 1,060.87.

Before investing in the LIRNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

S&P does not guarantee the accuracy and/or the completeness of the Index or any data included in the Index. S&P shall have no liability for any errors, omissions, or interruptions in the Index. S&P makes no warranty, express or implied, as to results to be obtained by MLPF&S, us, holders of the LIRNs or any other person or entity from the use of the Index or any data included in the Index in connection with the rights licensed under the license agreement described in this term sheet or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Index or any data included in the Index. Without limiting any of the above information, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages, including lost profits, even if notified of the possibility of these damages.

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index in connection with this offering, which has been sublicensed to RBC for the purposes of this offering. The license agreement provides that the following language must be stated in this term sheet:

The LIRNs are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the LIRNs or any member of the public regarding the advisability of investing in securities generally or in the LIRNs particularly or the ability of the Index to track general stock market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us, or the LIRNs. S&P has no obligation to take the needs of MLPF&S, our needs, or the needs of the holders of the LIRNs into consideration in determining, composing, or calculating the Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the LIRNs, prices at which the LIRNs are to initially be sold, or quantities of the LIRNs to be issued or in the determination or calculation of the equation by which the LIRNs are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the LIRNs.

Capped Leveraged Index Return Notes®

Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the LIRNs are summarized below. The discussion below supplements the discussion under “U.S. Federal Income Tax Summary” in the accompanying product supplement LIRN-1. As described in the product supplement, this section applies to you only if you hold your LIRNs as capital assets for tax purposes, and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the product supplement.

The United States federal income tax consequences of your investment in the LIRNs are uncertain and the Internal Revenue Service could assert that the LIRNs should be taxed in a manner that is different than described below.  By purchasing a LIRN, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your LIRN as a pre-paid cash-settled derivative contract with respect to the Market Measure.  If your LIRNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your LIRNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for your LIRNs.  Such gain or loss should generally be long term capital gain or loss if you have held your LIRNs for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the LIRNs in the manner described above.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the LIRNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of an instrument such as the LIRNs should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of such instruments will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. We intend to treat the LIRNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

For a further discussion of the tax treatment of your LIRNs as well as other possible alternative characterizations, please see the discussion under the heading “U.S. Federal Income Tax Summary” in product supplement LIRN-1.  You should consult your tax advisor as to the possible alternative treatments in respect of the LIRNs.  For additional, important considerations related to tax risks associated with investing in the LIRNs, you should also examine the discussion in “Risk Factors—General Risks Relating to LIRNs—Significant Aspects of the Tax Treatment of the LIRNs are Uncertain” in product supplement LIRN-1.

Capped Leveraged Index Return Notes®

Capped Leveraged Index Return Notes® Linked to the S&P 500® Index, due September 30, 2011

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the LIRNs and supersede all prior or contemporaneous oral statements as well as any other written materials.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet.  The LIRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

■	Product supplement LIRN-1 dated August 31, 2009: http://www.sec.gov/Archives/edgar/data/1000275/000121465909002118/m82893424b5.htm

■	Series C MTN prospectus supplement dated July 16, 2009: http://www.sec.gov/Archives/edgar/data/1000275/000121465909001690/f71590424b3.txt

■	Prospectus dated January 5, 2007: http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/o34295e424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Terms Incorporated in Master Note

The terms appearing above under the captions “Summary—Terms of the LIRNs” and “—Determining the Redemption Amount for the LIRNs”, and the provisions in the product supplement under the caption “Description of LIRNs”, are incorporated into the master note issued to DTC, the registered holder of the LIRNs.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the LIRNs, into categories, each with different investment characteristics.  The LIRNs are an “Enhanced Participation” Structured Investment having the terms and investment risks and considerations described elsewhere in this term sheet.  MLPF&S generally categorizes Enhanced Participation Structured Investments as Structured Investments that may offer investors the potential to receive better than market returns on the performance of the underlying asset.  Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk.  These investments generally do not include principal protection.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“Capped Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Merrill Lynch & Co., Inc.

Capped Leveraged Index Return Notes®